EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
October 16, 2007	Investor Contact:	Douglas I. Payne
(276) 627-2157

	Media Contact:	Robin Campbell
(276) 627-2245

STANLEY FURNITURE ANNOUNCES
THIRD QUARTER 2007 OPERATING RESULTS

STANLEYTOWN, VA, October 16, 2007/Business Wire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reported sales and earnings for the third quarter of 2007. Sales and earnings were within management’s guidance range provided in mid-July 2007.

Net Sales of $73.2 million decreased 3.6% and earnings per share of $.16 declined 38.5% for the third quarter of 2006.

For the first nine months of 2007, net sales of $216.0 million decreased 8.8% from the comparable prior year period. Earnings per share fell to $.09 compared to $1.01 for the first nine months of 2006. The 2007 results include a charge to earnings of $6.6 million ($4.5 million net of taxes), or $.42 per share, recorded in the second quarter of this year for final termination of the Company’s defined benefit pension plan.

Operating income declined to $3.1 million, or 4.3% of net sales, in the third quarter of 2007 compared to $5.0 million, or 6.5% of net sales, in the year-ago quarter.  Year-to-date operating income (excluding pension termination charge of $6.6 million) decreased to $9.8 million, or 4.5% of net sales, compared to $19.9 million, or 8.4% of net sales, in the first nine months of 2006.  Lower margins resulted primarily from lower sales and production levels, raw material inflation and increased compensation costs. These factors were partially offset by lower bad debt expense, and cost control initiatives implemented in response to lower sales.

Year-to-date cash flow from operations and $25 million in proceeds from a private note placement in April 2007 was used to repurchase 639,331 shares of the Company’s common stock for $13.6 million, pay cash dividends of $3.2 million, make scheduled debt payments of $1.4 million and increase cash on hand by $9.0 million. Working capital excluding cash and current maturities of long term debt increased $4.4 million during the first nine months of 2007 primarily due to an increase in accounts receivable and inventories. Approximately $19.0 million is currently authorized by the Company’s Board of Directors to repurchase shares of the Company’s common stock.

Business Outlook

“Business conditions in the third quarter were about as anticipated”, commented Jeffrey R. Scheffer, President and Chief Executive Officer.  “While we are disappointed with lower sales and earnings, we believe this is a result of current industry-wide conditions. We do not foresee any improvement in the demand environment anytime soon and have lowered our expectations for the balance of 2007” concluded Scheffer.

In response to the continued industry-wide slowdown, the Company recently announced plans to reduce its workforce and consolidate manufacturing operations by bringing its Martinsville production to Stanleytown and expanding warehouse operations at the Martinsville facility. The Company expects to record a pre-tax restructuring and impairment charge including operational inefficiencies of about $6 million ($ 4.1 million after tax), or $.39 per share, about half of which will be non-cash in nature. Most of the earnings impact is expected to occur in the fourth quarter of 2007 and the first quarter of 2008.

Management offers the following guidance for the fourth quarter of 2007. This guidance excludes any potential receipt of funds under the Continued Dumping and Subsidy Offset Act of 2000 (“CDSOA”) involving tariffs collected by the U.S. government on wooden bedroom furniture imported from China.

•	Fourth quarter 2007 net sales are expected to be in the range of $62 million to $66 million, a decrease of 6.5% to 12.2% compared to the fourth quarter of 2006.
•
Operating income is expected to be a loss of $4.0 million to $4.6 million for the fourth quarter of 2007. This includes a restructuring and impairment charge of approximately $4 million for the Martinsville consolidation.

•
Fourth quarter earnings per share are expected to be a loss of $.31 to $.35 per share (including approximately $.26 per share of restructuring and impairment charge) compared to earnings of $.14 per share in the fourth quarter of 2006.

Management anticipates offering guidance for 2008 in conjunction with reporting 2007 total year results in late January 2008.

Other Information

All earnings per share amounts are on a diluted basis.

Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market.  Its common stock is traded on the Nasdaq stock market under the symbol STLY.

Conference Call Details

The Company will host a conference call Tuesday morning, October 16, 2007 at 9:00 a.m. Eastern Time.  The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com.  The dial-in-number for the replay (available through October 23, 2007) is (877) 660-6853, the account reference number is 275 and the conference number is 256215.

Forward-Looking Statements

Certain statements made in this report are not based on historical facts, but are forward–looking statements.  These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy.  These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include the cyclical nature of the furniture industry, competition in the furniture industry including competition from lower-cost foreign manufacturers, disruptions in offshore sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in China or other countries from which we source products, international trade policies of the United States and countries from which we source products, manufacturing realignment including operational inefficiencies resulting from the consolidation, relocation and disposal costs relating to equipment at the Martinsville facility, the inability to obtain sufficient quantities of quality raw materials in a timely manner, business failures or loss of large customers, the inability to raise prices in response to inflation and increasing costs, failure to anticipate or respond to changes to consumer tastes and fashions in a timely manner, environmental compliance costs and extended business interruption at manufacturing facilities.

Any forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	Sept 29,	Sept 30,	Sept 29,	Sept 30,
	2007	2006	2007	2006

Net sales	$73,181	$75,911	$216,011	$236,911

Cost of sales	60,432	60,951	176,128	184,575

Gross profit	12,749	14,960	39,883	52,336

Selling, general and administrative expenses	9,608	9,996	30,116	32,447

Pension termination charge	-	-	6,605	-

Operating income	3,141	4,964	3,162	19,889

Other income, net	79	91	187	252
Interest income	139	76	325	332
Interest expense	955	537	2,299	1,570
Income before income taxes	2,404	4,594	1,375	18,903

Income taxes	769	1,598	440	6,578
Net income	$1,635	$2,996	$935	$12,325

Diluted earnings per share	$0.16	$0.26	$0.09	$1.01

Weighted average number of shares	10,503	11,657	10,744	12,147

STANLEY FURNITURE COMPANY, INC.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results

	Three Months Ended		Nine Months Ended
	Sept 29,	Sept 30,	Sept 29,	Sep 30,
	2007	2006	2007	2006

Reconciliation of operating income
as reported to operating income
adjusted:

Operating income as reported	$3,141	$4,964	$3,162	$19,889
Pension plan termination charge	-		6,605
Operating income as adjusted	$3,141	$4,964	$9,767	$19,889

Percentage of net sales:
Operating income as reported	4.3%	6.5%	1.5%	8.4%
Pension plan termination charge	-		3.0%
Operating income as adjusted	4.3%	6.5%	4.5%	8.4%

Reconciliation of net income as
reported to net income adjusted:

Net income as reported	$1,635	$2,996	$935	$12,325
Pension plan termination charge	-		4,491
Net income as adjusted	$1,635	$2,996	$5,426	$12,325

Reconciliation of Earnings per share
(EPS) as reported to Earnings per
share adjusted:

EPS as reported	$0.16	$0.26	$0.09	$1.01
Pension plan termination charge	-		0.42
EPS as adjusted	$0.16	$0.26	$0.51	$1.01

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	Sept 29,	Sept 30,	Dec 31,
	2007	2006	2006

Assets
Current assets:
Cash	$15,264	$5,400	$6,269
Accounts receivable, net	35,270	38,271	32,260
Inventories	62,338	59,766	59,364
Prepaid expenses and other current assets	1,513	1,759	2,085
Deferred income taxes	3,357	2,442	3,928

Total current assets	117,742	107,638	103,906

Property, plant and equipment, net	47,662	48,438	49,159
Goodwill	9,072	9,072	9,072
Other assets	969	6,362	541

Total assets	$175,445	$171,510	$162,678

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$2,857	$2,857	$2,857
Accounts payable	17,432	18,227	17,789
Accrued expenses	12,044	11,923	11,224

Total current liabilities	32,333	33,007	31,870

Long-term debt	29,286	7,143	5,714
Deferred income taxes	6,475	9,386	7,422
Other long-term liabilities	8,430	6,559	8,025

Stockholders' equity	98,921	115,415	109,647

Total liabilities and stockholders' equity	$175,445	$171,510	$162,678

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended
	Sept 29,	Sept 30,
	2007	2006
Cash flows from operating activities:
Cash received from customers	$212,857	$234,933
Cash paid to suppliers and employees	(204,407)	(199,742)
Interest paid, net	(1,488)	(1,335)
Income taxes paid, net	(3,537)	(8,612)
Net cash provided by operating activities	3,425	25,244

Cash flows from investing activities:
Capital expenditures	(3,206)	(2,023)
Other, net	(28)	(17)
Net cash used by investing activities	(3,234)	(2,040)

Cash flows from financing activities:
Proceeds from senior notes	25,000	-
Repayment of senior notes	(1,428)	(1,428)
Purchase and retirement of common stock	(13,557)	(28,282)
Dividends paid	(3,161)	(2,859)
Proceeds from insurance policy loans	1,386	1,241
Tax benefit from exercise of stock options	32	255
Proceeds from exercise of stock options	532	713
Net cash provided (used) by financing activities	8,804	(30,360)

Net increase (decrease) in cash	8,995	(7,156)
Cash at beginning of period	6,269	12,556

Cash at end of period	$15,264	$5,400

Reconciliation of net income to
net cash provided by operating activities:
Net income	$935	$12,325

Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	4,562	4,368
Pension termination	5,002	-
Deferred income taxes	(2,290)	(758)
Stock-based compensation	492	268
Tax benefit from exercise of stock options	(32)	(255)
Other	194	23
Changes in working capital	(5,535)	9,812
Other assets	(308)	(265)
Other long-term liabilities	405	(274)
Net cash provided by operating activities	$3,425	$25,244